Exhibit 3.3

CERTIFICATE OF FORMATION

OF

PEAK RESOURCES GP LLC

This Certificate of Formation of Peak Resources GP LLC (the “LLC”), dated as of November 13, 2023, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Peak Resources GP LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Nikki Tsimbidis
Name: Nikki Tsimbidis
Title: Authorized Person